AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
A. SCHULMAN, INC.
(Reflecting amendments through April 1, 2006)
[for purposes of SEC reporting compliance only]
     A. Schulman, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
          1. The name of the Corporation is A. Schulman, Inc. The date of filing its original Certificate of Incorporation with the Secretary of State was August 20, 1969.
          2. The Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of incorporation of this Corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.
          3. The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or charges to read as herein set forth in full:
     FIRST. The name of the Corporation is A. Schulman, Inc.
     SECOND. The registered office of the Corporation in the State of Delaware located at No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name and address of its registered agent therein is The Corporation Trust Company, No. 100 West Tenth Street, Wilmington, Delaware 19801.
     THIRD. The nature of the business, or objects or purposes to be transacted, promoted, or carried on by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, including the following:
     (1) To manufacture, fabricate, buy, sell, export, import and generally trade and deal in and with all types of plastics, rubber, resins and related materials.
     (2) To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, lease, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description and to render services of all kinds.

     (3) To acquire, and pay for in cash, stock or bonds of this Corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation; to aid in any lawful manner, by loan, subsidy, guarantee or otherwise, any corporation whose stocks, bonds, notes, debentures or other securities are held or controlled directly or indirectly by the Corporation, and to do any and all lawful acts or things necessary or advisable to protect, preserve, improve or enhance the value of any such stocks, bonds, notes, debentures, or other securities or obligations; and to endorse or guarantee the payment of principal or interest or both, or dividends upon any stocks, bonds, obligations or other securities or evidences of indebtedness, and to guarantee the performance of any contracts or other undertakings in which the Corporation is or becomes interested of any corporation, association, partnership, firm, individual or others, or any country, nation or governmental or political authority.
     (4) To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trade-marks and trade names, relating to or useful in connection with any business of this Corporation.
     (5) To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, chooses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trust or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency or instrumentality, and as owner thereof to possess and exercise all the rights, powers and privileges and ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.
     (6) To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.

     (7) To make, enter into and carry out any arrangements which may be deemed to be for the benefit of the Corporation, with any domestic or foreign governmental, municipal or public authority, or with any corporation, partnership, association, combination, organization, entity or person; to obtain therefrom or otherwise to acquire by purchase, lease, assignment or otherwise, any powers, rights, privileges, immunities, franchises, guaranties, grants and concessions; to hold, own, exercise, exploit, dispose of and realize upon the same, and to undertake and prosecute any business dependent thereon which may lawfully be undertaken by a corporation organized under the laws of the State of Delaware; and to cause to be formed, to promote and to aid in any way in the formation of, any corporation, domestic or foreign, for any such purpose.
     (8) To act in any and all parts of the world, in any capacity whatsoever as agent, general or special, for domestic and foreign corporations, individuals, partnerships, associations, combinations, organizations, entities, states, governments, and other public and private bodies.
     (9) To borrow or raise moneys for any of the purposes of the Corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of or lien upon the whole or any part of the property of the Corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds, debentures or other obligations of the Corporation for its corporate purposes; to confer upon the holders of any bonds, debentures or obligations of the Corporation, secured or unsecured, the right to convert the principal thereof into stock of the Corporation upon such terms and conditions as may be deemed advisable; to create, issue, sell and otherwise dispose of, for money, property or other considerations deemed useful for the purpose of the Corporation, certificates entitling the holder to an interest in all or any part of the securities from time to time held by the Corporation; to permit the holders of any bonds, debentures or obligations of the Corporation, secured by specific securities, to share in the income of such securities in lieu of or in addition to, a fixed return on their investment; and to issue certificates for partly-paid stock of the Corporation.
     (10) To the extent permitted by law, to lend to any person, firm or corporation any of its uninvested funds, either with or without security.

     (11) To purchase or otherwise acquire, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase or acquisition of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.
     (12) To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of, real and personal property of every class and description in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, colony or country.
     (13) To acquire in whole or in part the business, good will, rights, property and assets of all kinds of any corporation, association, partnership, combination, organization, entity, or individual, domestic or foreign; and to pay for the same in cash, stocks, bonds, notes, debentures or other securities or obligations of the Corporation or otherwise; and to hold, possess and improve such properties and to conduct in any legal manner the whole or any part of the business so acquired; and to pledge, mortgage, sell or otherwise dispose of the same.
     (14) To endorse or guarantee the payment of principal or interest, or both, or dividends upon any stocks, bonds, obligations or other securities or evidences of indebtedness issued or created by any other corporation of the State of Delaware or any other state, or of any country, nation or government, or political authority so far as the same may be permitted by law.
     (15) To enter into any legal arrangement for sharing profits, union of interest, reciprocal concession, or cooperation with any person, partnership, association, combination, organization, entity or corporation carrying on or proposing to carry on any business which the Corporation is authorized to carry on, or any business transaction deemed necessary, convenient, or incidental to carrying out any of the object of the Corporation.
     (16) The object and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause herein contained, but the objects and purposes specified in each of the foregoing clauses of this article, shall be regarded as independent objects and purposes.

     FOURTH. The total number of, shares of stock which the Corporation shall have authority to issue is 76,010,707 shares, consisting of 1,000,000 shares of special stock without par value, 10,707 shares of preferred stock of the par value of $100.00 per share and a 75,000 of common stock of the par value of $1.00 per share.
     The designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof are as follows:
     The Board of Directors of the Corporation shall have the authority from time to time, in a resolution or resolutions duly adopted by it, to cause the issuance of the special stock for such lawful consideration as it shall deem appropriate. Such special stock shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions as shall be stated in the resolution or resolutions providing for the issuance of such stock.
     The holders of the preferred shares shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, cumulative dividends at the rate of Five Dollars ($5.00) per share per annum, and no more, payable as the Board of Directors may from time to time determine, in each year to shareholders of record at the close of business on such dates respectively preceding the payment thereof as may be fixed by the Board of Directors in declaring any such dividend. Such dividend shall be cumulative from the date of issue, so that if dividends on the outstanding preferred shares at said rate shall not have been paid or declared and set apart for payment for all past dividend periods, and payment of, or provision for the payment of all dividends thereon for the current dividend period shall not have been made, dividends to the amount of such deficiency, but without interest thereon, shall be paid or declared and set apart for payment before any dividends on the common shares shall be paid or declared and set apart for payment.
     After full cumulative dividends as aforesaid upon the outstanding preferred shares shall have been paid for all past dividend periods, and after full dividends on the preferred shares for the current dividend period shall have been paid or declared and set apart for payment, then and not otherwise, dividends in cash, property or shares may be declared and paid upon the common shares to the exclusion of the holders of preferred shares.
     The preferred shares shall be preferred as to assets as well as dividends. Upon any dissolution, liquidation or winding up of the Corporation, the holders of preferred shares shall be entitled to receive in cash, before any payment shall be made to the holders of common shares, the sum of One Hundred Dollars ($100.00) per share, together with an amount equal to all accrued and unpaid dividends thereon to the date of payment. The consolidation or merger of the Corporation at any time or from time to time, with any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be construed as a dissolution, liquidation or winding up of the Corporation within the meaning thereof.
     After payment of the full preferential amounts aforesaid, the holders of preferred shares shall not be entitled to any further participation in any distribution of the assets or funds of the Corporation, and the remaining assets and funds of the Corporation shall be divided and distributed among the holders of the common shares then outstanding according to their respective interests.
     The term “accrued and unpaid dividends” used with reference to the preferred shares shall mean an amount equal to Five Dollars ($5.00) per share per annum from the date on which the dividends thereon become cumulative to the date of computation, less the aggregate amount of dividends paid.
     The preferred shares at any time outstanding may be redeemed by the Corporation, in whole or in part, at any time or from time to time, at its election expressed by resolution of the Board of Directors upon not less than thirty (30) days prior notice to the holders of record of the preferred share to be redeemed, given as hereinafter provided, at One Hundred Dollars ($100.00) per share plus an amount equal to the accrued and unpaid dividends thereon to the redemption date. If less than all of the outstanding preferred shares are to be redeemed, the redemption may be made either by lot or pro rata or by such other equitable method as the Board of Directors in its discretion may determine. Notice of such redemption, stating the redemption date and the redemption price and the place of payment thereof shall be given to the respective holders of the preferred shares to be redeemed by mailing the same first-class, postage prepaid, to such holders at their respective addresses as shown on the books of the corporation. Such notice shall be so mailed not less than thirty (30) days and not more than sixty (60) days prior to the redemption date specified therein. If such notice of redemption shall have been duly given and if, on or before the redemption date specified in such notice all funds necessary for such redemption shall have been set aside so as to be available therefor, then, notwithstanding that any certificate for preferred shares so called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the right to receive dividends thereon shall cease to accrue from and after the date of redemption so fixed, and all rights with respect to such preferred shares so called for redemption shall forthwith on such redemption date cease and terminate except only the right of the holders thereof to receive the amount payable upon redemption thereof, but without interest.
     Subject to the provisions and limitations herein contained, the Board of Directors shall have full power and authority to prescribe the manner in which and the terms and conditions upon which preferred shares shall be redeemed.
     The Corporation shall have the right to purchase preferred shares for the purpose or in anticipation of redemption at not to exceed the redemption price thereof. Preferred shares which have been redeemed or purchased by the Corporation shall be cancelled and not reissued.
     Except as otherwise provided by statute, the holders of the preferred shares shall have no voting power and no holder thereof shall be entitled to receive notice of any meeting of shareholders.
     Of the 1,000,000 shares of special stock without par value, the Board of Directors of the Corporation created, by resolution adopted January 11, 1996, a series of 100,000 shares of Special Stock designated as Series A Junior Participating Special Stock with the voting powers, preferences, special rights, qualifications, limitations or restrictions as follows:
     Section 1. Dividends and Distributions.
     (A) The holders of shares of Series A Junior Participating Special Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Special Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $0.01 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions. other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $1.00 per share, of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Special Stock. In the event the Corporation shall at any time after January 11, 1996 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Special Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     (B) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Special Stock as provided in Paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.01 per share on the Series A Junior Participating Special Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
     (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Special Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Special Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Special Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Special Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Special Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.
     Section 2. Voting Rights. The holders of shares of Series A Junior Participating Special Stock shall have the following voting rights:
     (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Special Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Special Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     (B) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Special Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
     (C) (i) If at any time dividends on any Series A Junior Participating Special Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Special Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Special Stock (including holders of the Series A Junior Participating Special Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.
     (ii) During any default period, such voting right of the holders of Series A Junior Participating Special Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that such voting right shall not be exercised unless the holders of ten percent (10%) in number of shares of Special Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Special Stock of such voting right. At any meeting at which the holders of Special Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) Directors or, if such right is exercised at an annual meeting, to elect two (2) Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Special Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Special Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Special Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Special Stock.

     (iii) Unless the holders of Special Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Special Stock outstanding, irrespective of series, may request, the calling of special meeting of the holders of Special Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Special Stock are entitled to vote pursuant to this Paragraph (C)(iii) shall be given to each holder of record of Special Stock by mailing a copy of such notice to him or her at his or her last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Special Stock outstanding. Notwithstanding the provisions of this Paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.
     (iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Special Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Special Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this Paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.
     (v) Immediately upon the expiration of a default period, (x) the right of the holders of Special Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Special Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the certificate of incorporation or by-laws irrespective of any increase made pursuant to the provisions of Paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.
     (D) Except as set forth herein, holders of Series A Junior Participating Special Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
     Section 3. Certain Restrictions.
          (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Special Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Special Stock outstanding shall have been paid in full, the Corporation shall not
     (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating special Stock;
     (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Special Stock, except dividends paid ratably on the Series A Junior Participating Special Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
     (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Special Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Special Stock; or
     (iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Special Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Special Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
          (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     Section 4. Reacquired Shares. Any shares of Series A Junior Participating Special Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Special Stock and may be reissued as part of a new series of Special Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.
     Section 5. Liquidation, Dissolution or Winding Up.
     (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Special Stock unless, prior thereto, the holders of shares of Series A Junior Participating Special Stock shall have received an amount equal to 1,000 times the Exercise Price, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A junior Participating Special Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Special Stock and Common Stock, respectively, holders of Series A Junior Participating Special Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Special Stock and Common Stock, on a per share basis, respectively.
     (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences, of all other series of special stock, if any, which rank on a parity with the Series A Junior Participating Special Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.
     (C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     Section 6. Consolidation, Merger. etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Special Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Special Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     Section 7. No Redemption. The shares of Series A Junior Participating Special Stock shall not be redeemable.
     Section 8. Amendment. The Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Special Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Special Stock, voting separately as a class.
     Section 9. Fractional Shares. Series A Junior Participating Special Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Special Stock.
     FIFTH. No holder of shares of the Corporation of any class shall be entitled as of right to subscribe for, purchase, or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, or other securities convertible into stock of any class, and all such additional shares of stock, bonds, debentures or other securities convertible into stock may be issued and disposed of by the Board of Directors to such person or persons and on such terms and for such consideration (so far as may be permitted by law) as the Board of Directors, in their absolute discretion, may deem advisable.
     SIXTH. The minimum amount of capital with which the Corporation will commence business is $1,000.00.
     SEVENTH. The Corporation is to have perpetual existence.
     EIGHTH.

          (A) The number of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to resolution adopted by a majority of the Directors then in office, provided, however, that the number of Directors shall not be less than three.
          (B) The Board of Directors shall be divided into three classes. The number of Directors in each class may be fixed from time to time by the Board pursuant to resolution adopted by a majority of the Directors then in office, provided, however, that the classes shall be as equal in number as possible. At the 1983 annual meeting of stockholders, Directors of the first class shall be elected for a term expiring at the 1984 annual meeting, Directors of the second class shall be elected for a term expiring at the 1985 annual meeting and Directors of the third class shall be elected for a term expiring at the 1986 annual meeting. At each annual meeting of stockholders after the 1983 annual meeting, Directors elected to succeed those whose terms are expiring shall be elected for a term of office to expire at the third succeeding annual meeting. Notwithstanding the foregoing and except as otherwise required by law, whenever the holders of any special stock shall have the right, voting separately as a class, to elect one or more Directors, the terms of the Director or Directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.
          (C) Subject to the rights of holders of any special stock, vacancies in the Board of Directors, however caused, and newly created directorships shall be filled solely by a majority vote of the Directors then in office, whether or not a quorum, or by a sole remaining Director, and any Director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the Director has been chosen expires. No decrease in the number of Directors shall shorten the term of any incumbent Director.
          (D) Subject to the right of holders of any special stock, and notwithstanding that some lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation, any Director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of 80 percent or more of the outstanding shares of common stock of the Corporation entitled to vote in the election of Directors
          (E) The affirmative vote of the holders of not less than 80 percent of the outstanding voting shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to alter, amend or repeal this Article EIGHTH, provided, however, that this paragraph shall not apply to, and such 80 percent vote shall not be required for, any alteration, amendment, or repeal recommended by the affirmative vote of at least two-thirds of the Directors then in office.
     NINTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.
     TENTH. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

     (1) To make, alter or repeal the by-laws of the Corporation.
     (2) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.
     (3) To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to reduce or abolish any such reserve in the manner in which it was created.
     (4) By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation which to the extent provided in the resolution or in the by-laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.
     (5) When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders’ meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and, outstanding, to sell, lease or exchange all of the property and assets of the Corporation, including its good will and its corporate franchises, on such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, or other securities of, or both, any other corporation or corporations, as the Board of Directors shall deem expedient and for the best interests of the Corporation.
     ELEVENTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title B of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the, creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
     TWELFTH. In the absence of fraud, no contract or other transaction between this Corporation and any other person, firm or corporation or any partnership or association shall be affected or invalidated by the fact that any director or officer of this Corporation is pecuniarily or otherwise interested in or is a director, member or officer of such other corporation or of such person, firm, association or partnership or is a party to or is a pecuniarily or otherwise interested in such contract or other transaction or in any way connected with any person or persons, firm, association, partnership or corporation pecuniarily or otherwise interested therein; any director so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this Corporation for the purpose of authorizing any such contract or transaction with like force and effect as if he were not so interested, or were not a director, member or officer of such other corporation, firm, association or partnership. Any director whose interest in any such contract or transaction arises solely by reason of the fact that he is a stockholder, officer or creditor of such other corporation (or solely by reason of the fact that he is a director of such other corporation or partner in such firm where such dealing, contract or arrangement is made by officers or employees of the Corporation in the ordinary performance of their duties and without the actual participation of such director) shall not be deemed interested in such contract or other transaction under any of the provisions of this article, nor shall any such contract or transaction be void or voidable, nor shall any such director be liable to account because of such interest nor need any such interest be disclosed.
     Apart from and in addition to the other provisions of this section, no contract or other transaction between the Corporation and any other corporation or firm which provides for the purchase or sale of securities by such other corporation or firm upon terms not less favorable to the Corporation than offered by such other corporation or firm to others, shall in any case be void or voidable because of the fact that directors of the Corporation are directors of such other corporation or partners in such firm, nor shall any such director be deemed interested in such contract or other transaction under any of the provisions of this article, nor shall any such director be liable to account in respect thereof.
     No contract or other transaction between the Corporation and any other corporation, at least a majority of the stock of which having voting power is owned or controlled by the Corporation or which owns or controls at least a majority of the stock having voting power of the Corporation, shall in any case be void or voidable because of’ the fact that directors of the Corporation are directors of such other corporation, nor shall any such director be deemed interested in such contract or other transaction under any of the provisions of this article, nor shall any such director be liable to account because of such interest nor need any such interest be disclosed.
     Any contract or act that shall be approved or ratified by the vote of the holders of a majority of the capital stock of the Corporation having power which is represented in person or by proxy at any annual meeting of stockholders or at any special meeting called for the purpose, among others, of considering the approval the ratification of the acts of officers or directors (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all its stockholders as though it had been approved or ratified by every stockholder of the Corporation.
     THIRTEENTH. The Corporation shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or serves or served any other enterprise as a director, officer, employee or agent at the request of the Corporation.
     FOURTEENTH.
          (A) Meetings of stockholders may be held outside of the State of Delaware, if the by-laws so provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Elections of Directors need not be by ballot unless the by-laws of the Corporation shall so provide.
          (B) No action required to be taken or which may be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting and the power of stockholders to consent in writing, without a meeting, is specifically denied. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called only by the president or by the Board of Directors pursuant to a resolution adopted by a majority of the Directors then in office. The affirmative vote of the holders of not less than 80 percent of the outstanding voting shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to alter, amend or repeal this Paragraph (B) of Article FOURTEENTH, provided, however, that this sentence shall not apply to, and such 80 percent vote shall not be required for, any alteration, amendment or repeal recommended by the affirmative vote of at least two-thirds of the Directors then in office.
     FIFTEENTH. The Corporation reserves the right to amend, alter, charge or repeal any provision herein contained in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to the reservation.
     SIXTEENTH. Notwithstanding that a lesser vote or no vote may be specified by law, the Certificate of Incorporation or the By-Laws of the Corporation, Section 5 of Article II, Section 1 and 2 of Article III and Article IX of the By-Laws and this Article SIXTEENTH may be amended, altered or repealed only by (1) the affirmative vote of the holders of 80 percent or more of the outstanding shares of capital stock of the Corporation entitled to vote in the election of Directors, voting together as a single class, or (2) the vote of at least two-thirds of the Directors then in office.
     SEVENTEENTH. Repealed 12/08/2005
     EIGHTEENTH. No Director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit.